Exhibit 99.1

[StorageNetworks Logo]

Contact: Dean Breda President and CEO 781-622-6700 dean.breda@storagenetworks.com	Scott Dussault Chief Financial Officer 781-622-6700 scott.dussault@storagenetworks.com

STORAGENETWORKS COMMON STOCK TO MOVE TO OVER-THE-COUNTER BULLETIN BOARD

August 8, 2003 (Waltham, MA) – StorageNetworks, Inc. (NASDAQ: STOR) announced today that it has been notified by Nasdaq that its common stock will be delisted from The Nasdaq National Market as of the opening of business on August 18, 2003. StorageNetworks’ common stock is expected to begin trading on the OTC Bulletin Board (OTCBB) effective as of the opening of business on August 18, 2003. The delisting is a result of StorageNetworks’ previously announced inability to meet Nasdaq’s independent board and audit committee requirements for continued listing (Marketplace Rules 4350(c) and 4350(d)(2)), due to the resignation of certain of StorageNetworks’ directors in February 2003. StorageNetworks has previously announced that its board of directors has adopted a Plan of Complete Liquidation and Dissolution. The ticker symbol of StorageNetworks’ common stock on the OTCBB will be STOR.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

The statements contained in this press release concerning the trading of StorageNetworks’ common stock on the OTCBB are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The trading of the common stock on the OTCBB may be subject to, among other things, StorageNetworks remaining current on its periodic filings with the Securities and Exchange Commission and its common stock being sponsored by a participating market maker that enters a quotation for the common stock on the OTCBB.

StorageNetworks is a registered trademark of StorageNetworks, Inc. All other brand and product names contained in this release may be trademarks or registered trademarks of their respective holders.